Exhibit 8.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

May 22, 2017

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $3,000,000,000 aggregate principal amount of Medium-Term Notes, Series Q, Fixed-to-Floating Rate Notes, as described in the Company’s Pricing Supplement No. 1 dated May 15, 2017 to the Prospectus Supplement dated April 7, 2017 and the Prospectus dated February 24, 2017 contained in the Registration Statement on Form S-3, File No. 333-216234 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplement No. 1.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplement No. 1 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Lisa R. Pugh
Lisa R. Pugh